UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __)
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ThermoGenesis Corp.
(Name of Registrant as Specified In Its Charter)

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ThermoGenesis Corp.
2711 Citrus Road
Rancho Cordova, CA 95742
Telephone (916) 858-5100
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD AUGUST 9, 2010
     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of ThermoGenesis Corp. (the “Company”), a Delaware corporation, will be held at ThermoGenesis corporate offices, located at 2711 Citrus Rd., Rancho Cordova, CA 95742, on Monday, August 9, 2010, at 9:00 a.m. (PST) for the following purposes:
1.	To approve an amendment of amended and restated certificate of incorporation to effect a reverse split and;

2.	To transact such other business as may properly come before the meeting.
     These items are described more fully in the proxy statement to this notice. Please give your careful attention to all of the information in the proxy statement.
     The Board of Directors of the Company has fixed the close of business on June 22, 2010, as the record date for determining those stockholders who will be entitled to vote at the meeting or any postponement or adjournment thereof. Stockholders are invited to attend the meeting in person.

By Order of the Board of Directors

Mr. David C. Adams
Corporate Secretary

June 22, 2010
Rancho Cordova, California
YOUR VOTE IS IMPORTANT
     EVEN IF YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, WE REQUEST THAT YOU VOTE BY SUBMITTING YOUR PROXY AS EARLY AS POSSIBLE BY FOLLOWING THE INSTRUCTIONS ON PAGE 3 TO ENSURE THAT YOUR SHARES WILL BE REPRESENTED AT THE SPECIAL MEETING IF FOR ANY REASON YOU ARE UNABLE TO ATTEND. IF YOU DO ATTEND THE SPECIAL MEETING AND WISH TO VOTE IN PERSON, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING
Q: Why am I receiving these materials?
A: The board of directors of ThermoGenesis is making this proxy statement available to you in connection with a Special Meeting of Stockholders (the “Special Meeting”) to be held on Monday, August 9th at 9:00 a.m., Pacific Time, and any adjournment or postponement thereof. The Special Meeting will be held at ThermoGenesis corporate offices, located at 2711 Citrus Rd., Rancho Cordova, CA 95742, for the purpose of considering and acting on the matters set forth in this proxy statement.
Q: What proposals will be voted on at the Special Meeting?
A: ThermoGenesis stockholders are being asked to vote on the following proposals:
1.	To approve amendment of amended and restated certificate of incorporation to effect a reverse stock split; and

2.	To transact such other business as may properly come before the meeting.
Q: What are the recommendations of the board of directors?
A: ThermoGenesis’ board of directors recommends a vote:
•	“FOR” the approval of the amendment of the Company’s amended and restated certificate of incorporation to effect a reverse stock split; and

•	“FOR” such other matters, if any, which may properly come before the meeting (including any proposal to adjourn the meeting).
Q: Who is entitled to vote at the Special Meeting?
A: ThermoGenesis’ board of directors set June 22, 2010 as the record date for the Special Meeting. If you owned ThermoGenesis common stock at the close of business on June 22, 2010, you may attend and vote at the meeting. As of June 17, 2010, there were 56,092,960 shares of ThermoGenesis common stock outstanding.
Q: How many votes do I have?
A: You are entitled to one vote for each share of ThermoGenesis common stock you owned at the close of business on the record date, provided that those shares are either held directly in your name as the stockholder of record or were held for you as the beneficial owner through a broker, bank or other nominee.
Q: What does the proposed reverse stock split entail?
A: The reverse stock split contemplated in Proposal No. 1 entails all the shares of our common stock outstanding being combined into a lesser number of shares at a ratio to be determined by the Board after (and only if) Proposal No. 1 is approved by our stockholders, and only if the Board decides to proceed with the reverse stock split on or prior to December 31, 2010. As discussed in further detail in this Proxy Statement, the reverse stock split ratio would be any ratio between 1 for 3 (meaning that 3 shares of common stock outstanding would be combined into 1 share of common stock) and 1 for 5 (meaning that 5 shares of common stock outstanding would be combined into 1 share of common stock). Immediately after giving effect to the reverse stock split, if effected, the per-share price of our common stock would be proportionately adjusted.
     We will not issue fractional shares in connection with the reverse stock split, should it occur. Stockholders who would otherwise hold fractional shares because the number of shares of common stock they hold before the reverse stock split is not evenly divisible by the split ratio ultimately selected by the Board will be issued one whole share in exchange for any fractional share interest that such stockholder would have received as a result of the reverse stock split.
Q: What is the difference between holding shares as a stockholder of record and as a beneficial owner?
A: If your shares are registered directly in your name with ThermoGenesis’ transfer agent, Computershare Investor Services LLC, you are considered the “stockholder of record” with respect to those shares, and the notice or these proxy materials have been sent directly to you by ThermoGenesis.
Some ThermoGenesis stockholders hold their shares through a broker, bank or other nominee, rather than directly in their own names. If your shares are held in a brokerage account or by a bank or another nominee, you are considered the beneficial owner of those shares held in street name, and the notice or these proxy materials have been forwarded to you by your broker, bank or nominee who is considered, with respect to those shares, the stockholder of record.
Q: How can I vote my shares in person at the Special Meeting?
A: If you are the stockholder of record of shares of ThermoGenesis common stock, you have the right to vote in person at the Special Meeting with respect to those shares.
If you are the beneficial owner of shares of ThermoGenesis common stock, you are invited to attend the Special Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Special Meeting, unless you obtain a legal proxy from your broker, bank or nominee giving you the right to vote the shares at the Special Meeting.
Even if you plan to attend the Special Meeting, we recommend that you also submit your proxy card or voting instructions as described in the next Q&A so that your vote will be counted if you later decide not to attend the Special Meeting.
Q: How can I vote my shares without attending the Special Meeting?
A: If you are the stockholder of record, you may instruct the proxy holders how to vote your shares by using the Internet voting site or the toll-free telephone number provided on the website to which the notice directs you. Specific instructions for using the Internet and telephone voting systems are on the website and proxy card (and repeated in the box below). The Internet and telephone voting systems for stockholders of record will be available until 1:00 a.m., Pacific Time, on August 8, 2010 (the day before the Special Meeting).
If you are the beneficial owner of shares of ThermoGenesis common stock held in street name, you have the right to direct your broker, bank or nominee on how to vote your shares. Your broker, bank or nominee has provided a notice that directs you to a website with Internet and toll-free telephone voting instructions (repeated in the box below).

VOTE BY INTERNET
Shares Held of Record:
www.envisionreports.com/KOOL
Shares Held Through Broker, Bank or Nominee:
www.proxyvote.com
24 hours a day/7 days a week
Through 1:00 a.m., Central Time, August 9, 2010
INSTRUCTIONS:
Read this Proxy Statement.
Go to the applicable website listed above.
Have your notice of internet availability of proxy materials, proxy card or voting instruction card in hand (including the control number specified on that notice or card) and follow the instructions.

VOTE BY TELEPHONE
Shares Held of Record:
(800) 652-VOTE (8683)
Shares Held Through Broker, Bank or Nominee:
(800) 454-8683
Toll-free 24 hours a day/7 days a week
Through 1:00 a.m., Central Time, August 9, 2010
INSTRUCTIONS:
Read this Proxy Statement.
Call the applicable toll-free number above.
Have your notice of internet availability of proxy materials, proxy card or voting instruction card in hand (including the control number specified on that notice or card) and follow the instructions.
Q: If I submit my proxy via the Internet, by telephone or by signing a proxy card or voting instruction card, how will it be voted?
A: Whichever method you select to transmit your instructions, the proxy holders or your broker, bank or nominee will vote your shares in accordance with those instructions.
If you grant a proxy or provide instructions using the Internet or telephone voting systems or return a proxy card or voting instruction card without giving specific voting instructions for a proposal, your shares will be voted as recommended by our board of directors on that proposal.
If you are the beneficial owner of shares held in street name and do not provide instructions using the Internet or telephone voting systems or return the voting instruction card, your broker, bank or other nominee will determine if it has the discretionary authority to vote on the particular matter. Under applicable rules, brokers have the discretion to vote on routine matters, such as the ratification of the selection of independent auditors, but do not have discretion to vote on non-routine matters such as equity plans or certificate of incorporation amendments. For this meeting, if you do not provide specific instructions, your broker, bank or other nominee will not have the authority to cast your vote in its discretion for Proposal 1, and such broker non-votes will have no effect on the outcome of this proposal.
Q: Can I change or revoke my vote after I return a proxy card or voting instruction card?
A: If you are the stockholder of record, you may revoke your proxy or change your vote by:

•	delivering to the Corporate Secretary of ThermoGenesis, prior to your shares being voted at the Special Meeting, a written notice of revocation or a duly executed proxy card, in either case dated later than the prior proxy card relating to the same shares (such written notice should be hand delivered to ThermoGenesis’ Assistant Corporate Secretary or should be sent so as to be delivered to ThermoGenesis Corp., 2711 Citrus Rd., Rancho Cordova, CA 95742, Attn: Asst. Corporate Secretary);

•	attending the Special Meeting and voting in person; or

•	making a timely and valid later Internet or telephone vote, as the case may be, if you have previously voted on the Internet or by telephone in connection with the Special Meeting.
If you are the beneficial owner of shares held in street name, you may change your vote by:
•	submitting new voting instructions to your broker, bank or other nominee in a timely manner; or

•	attending the Special Meeting and voting in person, if you have obtained a legal proxy from the broker, bank or nominee that holds your shares giving you the right to vote the shares.
Q: Can I attend the Special Meeting?
A: All ThermoGenesis stockholders as of the record date, June 22, 2010, or their duly appointed proxies, may attend the Special Meeting. If you are the beneficial owner of ThermoGenesis shares held in street name, please bring proof of ownership such as a brokerage statement or letter from the broker, bank or other nominee that is the owner of record of the shares.
Q: How many votes must be present or represented to conduct business at the Special Meeting?
A: The presence of a majority of the shares eligible to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting. Presence is determined by the stockholder entitled to vote the shares being present at the Special Meeting or having properly submitted a proxy with respect to the shares. In compliance with Delaware General Corporate Law, abstentions and broker “non-votes” will be counted as present and entitled to vote at the Special Meeting and are thereby included for purposes of determining whether a quorum is present at the Special Meeting.
A broker “non-vote” occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker, bank or nominee does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner.
If sufficient votes to constitute a quorum are not received by the date of the Special Meeting, the persons named as proxies in this proxy statement may propose one or more adjournments of the meeting to permit further solicitation of proxies. Adjournment would require the affirmative vote of the holders of a majority of the outstanding shares of ThermoGenesis common stock present in person or represented by proxy at the Special Meeting. The persons named as proxies in this proxy statement would generally exercise their authority to vote in favor of adjournment.

Q: What vote of our stockholders is required to approve Proposal No. 1?
A: Proposal No. 1 to approve an amendment of amended and restated certificate of incorporation to effect a reverse stock split, must receive a “FOR” vote, either in person or by proxy, from a majority of the votes entitled to be cast by the holders of the Company’s issued and outstanding common stock.
Q: Where can I find the voting results of the Special Meeting?
A: Matthew Plavan, ThermoGenesis’ EVP, COO & CFO, will tabulate the votes and act as the inspector of election. We intend to announce preliminary voting results at the Special Meeting. We will provide final results in a current report on Form 8-K filed as soon as practicable after the final results are tallied, but not later than four days after the vote.
Q: Who pays for the proxy solicitation process?
A: ThermoGenesis will bear the cost of soliciting proxies, including the cost of preparing, mailing and posting proxy materials. In addition to soliciting stockholders by mail and through its regular employees, ThermoGenesis will request brokers, banks and other nominees to solicit their customers who hold shares of ThermoGenesis common stock in street name. ThermoGenesis may reimburse such brokers, banks and nominees for their reasonable, out-of-pocket expenses. ThermoGenesis may also use the services of its officers, directors and employees to solicit proxies, personally or by telephone, mail, facsimile or email, without additional compensation other than reimbursement for reasonable, out-of-pocket expenses. ThermoGenesis has retained Regan & Associates, Inc. to aid in the solicitation of proxies and anticipate that the costs of such services will be less than $20,000.
PROPOSAL NO. 1 APPROVAL OF AMENDMENT TO AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT
Overview
     Our Board has unanimously approved an amendment to our amended and restated certificate of incorporation to effect a reverse stock split of all outstanding shares of our common stock at an exchange ratio ranging from one-for-three (1:3) to one-for-five (1:5). You are now being asked to vote upon this amendment to our amended and restated certificate of incorporation. Should we receive the required stockholder approval, the Board will have the sole authority to elect, at any time prior to December 31, 2010: (1) whether or not to effect a reverse stock split, and (2) if so, the number of whole shares of our common stock, between and including three and five, which will be combined into one share of our common stock. The Board believes that providing the flexibility for the Board to choose an exact split ratio based on then-current market conditions is in the best interests of the Company and its stockholders. Even with stockholder approval of this proposal, the Board of Directors would not be obligated to pursue the reverse stock split. Rather, directors would have the flexibility to decide whether or not a reverse stock split (and at what ratio) would be in the best interests of the Company.

     The text of the form of proposed amendment to the Certificate, which assumes the approval of Proposal No. 1 and that the Board determines to implement the reverse stock split, is attached hereto as Appendix A. By approving this Proposal No. 1, stockholders will approve a series of amendments to the Certificate pursuant to which any whole number of outstanding shares between and including three and five could be combined into one share of Common Stock, and authorize the Board of Directors to file only one such amendment, as determined by the Board of Directors in the manner described herein, and to abandon each amendment not selected by the Board of Directors. The Board of Directors may also elect not to undertake any reverse stock split.
     If approved by the stockholders, and following such stockholder approval, the Board of Directors determines that effecting a reverse stock split is in the best interests of the Company and its stockholders, the reverse stock split will become effective upon filing one such amendment with the Secretary of State of the State of Delaware. The amendment filed thereby will contain the number of shares selected by the Board of Directors within the limits set forth in this proposal to be combined into one share of Common Stock.
     Except for adjustments that may result from the treatment of fractional shares as described below, each stockholder will hold the same percentage of the outstanding Common Stock immediately following the reverse stock split as such stockholder held immediately prior to the reverse stock split. The par value of the Company’s common stock would remain unchanged at $0.001 per share. The amendment would not change the number of authorized shares of common stock. Accordingly, the reverse stock split will have the effect of creating additional authorized and unreserved shares of our common stock. Although at present we have no other current plans, arrangements or understandings providing for the issuance of the additional shares that would be made available for issuance upon effectiveness of the reverse stock split, these additional shares may be used by us for various purposes in the future without further stockholder approval. These purposes may include, among other things:
•	raising capital;

•	providing equity incentives to our employees, officers or directors;

•	establishing strategic relationships with other companies; and

•	expanding our business or product lines through the acquisition of other businesses or products.
     Certain of our officers and directors have an interest in this reverse split as a result of their ownership of shares of our stock, as set forth in the section entitled “Stock Ownership of Certain Beneficial Owners and Management of ThermoGenesis” below.
Reasons for the Reverse Stock Split
     The Board of Directors believes that a reverse stock split is desirable for a number of reasons. Primarily, the Board of Directors believes that a reverse stock split may enable the Company to meet the continued listing rules of the NASDAQ Capital Market. Additionally, the Board of Directors believes that a reverse stock split could improve the marketability and liquidity of the Common Stock.

     Reduced Risk of NASDAQ Delisting. By potentially increasing our stock price, the reverse stock split would reduce the risk that our stock could be delisted from The NASDAQ Capital Market which requires, among other things, that issuers maintain a closing bid price of at least $1.00 per share. We have been notified by the NASDAQ Listing Qualifications Department that we do not comply with the $1.00 minimum bid threshold as our common stock has traded below the $1.00 minimum bid price for 30 consecutive business days. We have been automatically provided with a 180-calendar day period within which to regain compliance and qualified for an additional 180-day grace period which runs through September 13, 2010. To regain compliance, our common stock must close at or above the $1.00 minimum bid price for at least 10 consecutive days, or more at the discretion of NASDAQ. If we do not regain compliance by that date in accordance with terms of the notice, NASDAQ will provide written notice that our securities will be subject to delisting from The NASDAQ Capital Market. In that event, we may appeal the decision to a NASDAQ Listing Qualifications Panel. In the event of an appeal, our securities would remain listed on The NASDAQ Capital Market pending a written decision by the Panel following a hearing. In the event that the NASDAQ Listing Qualifications Panel determines not to continue our listing and we are delisted from The NASDAQ Capital Market, our common stock may be delisted and traded on an over-the-counter electronic quotation and trading system such as the OTC Bulletin Board or the Pink Sheets. Delisting could adversely affect the liquidity of our common stock as such alternatives are generally considered as less efficient markets. The impairment of the liquidity of our common stock could limit our potential to raise future capital through the sale of our common stock, which could materially harm our business. Any delisting could have a material and adverse effect on the liquidity and market price of our Common Stock.
     Potential Increased Investor Interest. The Board of Directors also believes that the increased market price of the Common Stock expected as a result of implementing a reverse stock split will improve the marketability and liquidity of the Common Stock and will encourage interest and trading in the Common Stock. A reverse stock split could allow a broader range of institutions to invest in our stock (namely, funds that are prohibited from buying stocks whose price is below a certain threshold), potentially increasing trading volume and liquidity of our common stock. A reverse stock split could help increase analyst and broker interest in our stock as their policies can discourage them from following or recommending companies with low stock prices. Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Additionally, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of Common Stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher.

     The Board of Directors does not intend for this transaction to be the first step in a series of plans or proposals of a “going private transaction” within the meaning of Rule 13e-3 of the Securities Exchange Act.
Risks of Proposed Reverse Stock Split
     The proposed reverse stock split may not increase our stock price, which would prevent us from realizing some of the anticipated benefits of the reverse stock split. The Board expects that a reverse stock split of our common stock will increase the market price of our common stock so that we are able to regain and maintain compliance with the NASDAQ minimum bid price listing standard. However, the effect of a reverse stock split upon the market price of our common stock cannot be predicted with any certainty, and the history of similar stock splits for companies in like circumstances is varied. It is possible that the per share price of our common stock after the reverse stock split will not rise in proportion to the reduction in the number of shares of our common stock outstanding resulting from the reverse stock split, and there can be no assurance that the market price per post-reverse split share will either exceed or remain in excess of the $1.00 minimum bid price for a sustained period of time, nor that the reverse split would result in a per share price that would attract brokers and investors who do not trade in lower priced stocks. The market price of our common stock may also be based on other factors which may be unrelated to the number of shares outstanding, including our future performance. In addition, there can be no assurance that we will not be delisted due to a failure to meet other continued listing requirements, including the minimum stockholders’ equity requirement, even if the market price per post-reverse stock split share of our common stock remains in excess of $1.00 per share.
     The proposed reverse stock split may decrease the liquidity of our stock. The liquidity of our capital stock may be harmed by the proposed reverse split given the reduced number of shares that would be outstanding after the reverse stock split, particularly if the stock price does not increase as a result of the reverse stock split.
     Even if we effect a reverse stock split, the market price of our Common Stock may decrease due to factors unrelated to the stock split. The market price of the Common Stock would also be based on the Company’s performance and other factors, some of which are unrelated to the number of shares outstanding. If the reverse stock split is consummated and the trading price of the Common Stock declines, the percentage decline as an absolute number and as a percentage of the Company’s overall market capitalization may be greater than would occur in the absence of the reverse stock split.

Board Discretion to Implement the Reverse Stock Split
     If the reverse stock split is approved by the stockholders, it will be effected, if at all, only upon a determination by the Board of Directors that a reverse stock split (with an exchange ratio determined by the Board of Directors as described above) is in the best interests of the Company and its stockholders. Such determination shall be based upon certain factors, including meeting the listing requirements for the NASDAQ Capital Market, existing and expected marketability and liquidity of the Common Stock, prevailing market conditions and the likely effect on the market price of the Common Stock. Notwithstanding approval of the reverse stock split by the stockholders, the Board of Directors may, in its sole discretion, abandon the proposed amendment and determine prior to the effectiveness of any filing with the Secretary of State of the State of Delaware not to effect the reverse stock split prior to December 31, 2010 as permitted under Section 242(c) of the Delaware General Corporation Law. If the Board of Directors fails to implement any of the reverse stock splits prior to December 31, 2010, stockholder approval again would be required prior to implementing any reverse stock split.
Principal Effects of the Reverse Stock Split
     After the effective date of the proposed reverse stock split, each stockholder will own a reduced number of shares of Common Stock. However, the proposed reverse stock split will affect all stockholders uniformly and will not affect any stockholder’s percentage ownership interest in the Company (except to the extent that whole shares will be exchanged in lieu of fractional shares as described below). Proportionate voting rights and other rights and preferences of the holders of Common Stock will not be affected by the proposed reverse stock split (except to the extent that whole shares will be exchanged in lieu of fractional shares as described below). For example, a holder of 2% of the voting power of the outstanding shares of Common Stock immediately prior to the reverse stock split would continue to hold approximately 2% of the voting power of the outstanding shares of Common Stock immediately after the reverse stock split. The number of stockholders of record also will not be affected by the proposed reverse stock split (except to the extent that whole shares will be exchanged in lieu of fractional shares as described below).
     The following table contains approximate information relating to the common stock under the proposed reverse stock split ratios, without giving effect to any adjustments for fractional shares of common stock, as of May 31, 2010:

	NUMBER OF	NUMBER OF	NUMBER OF
	SHARES OF	SHARES OF	SHARES OF
	COMMON	COMMON STOCK	COMMON STOCK
	STOCK	ISSUED AND	AUTHORIZED BUT
STATUS	AUTHORIZED	OUTSTANDING	UNISSUED
Pre-Reverse Split	80,000,000	56,092,960	23,907,040
Post- Reverse Split 1:3	80,000,000	18,697,653	61,302,347
Post- Reverse Split 1:4	80,000,000	14,023,240	65,976,760
Post- Reverse Split 1:5	80,000,000	11,218,592	68,781,408
     The proposed reverse stock split will also reduce the number of shares of Common Stock available for issuance under the Company’s Amended 2002 Independent Directors Equity

Incentive Plan and Amended 2006 Equity Incentive Plan, in proportion to the exchange ratio selected by the Board of Directors within the limits set forth in this proposal. The Company also has outstanding stock options and restricted stock pursuant to which shares of Common Stock will be issued or released upon exercise or vesting, as applicable, under one or more of the foregoing plans or agreements. Under the terms of the applicable stock plan and/or award agreements, the number of shares subject to outstanding stock options and restricted stock will be proportionately reduced by the exchange ratio selected by the Board of Directors within the limits set forth in this proposal. In addition, the exercise price of each outstanding stock option will be proportionately increased by the exchange ratio selected by the Board of Directors within the limits set forth in this proposal.
     If the proposed reverse stock split is implemented, it will increase the number of stockholders of the Company who own “odd lots” of less than 100 shares of Common Stock. Brokerage commission and other costs of transactions in odd lots are generally higher than the costs of transactions of more than 100 shares of Common Stock.
     The Common Stock is currently registered under Section 12(b) of the Securities Exchange Act, and the Company is subject to the periodic reporting and other requirements of the Securities Exchange Act. The proposed reverse stock split will not affect the registration of the Common Stock under the Securities Exchange Act. If the proposed reverse stock split is implemented, the Common Stock will continue to be reported on the NASDAQ Capital Market under the symbol “KOOL”.
Effective Date
     The proposed reverse stock split would become effective on the date of filing of a certificate of amendment to the Certificate with the office of the Secretary of State of the State of Delaware. On the effective date, shares of Common Stock issued and outstanding immediately prior thereto will be combined and converted, automatically and without any action on the part of the stockholders, into new shares of Common Stock in accordance with the reverse stock split ratio determined by the Board of Directors within the limits set forth in this proposal.
Treatment of Fractional Shares
     No fractional shares would be issued if, as a result of the reverse stock split, a registered stockholder would otherwise become entitled to a fractional share. Instead, stockholders who otherwise would be entitled to receive fractional shares because they hold a number of shares not evenly divisible by the ratio of the reverse stock split, will automatically be entitled to receive an additional share of common stock. In other words, any fractional share will be rounded up to the nearest whole number.
Effect on Non-registered Stockholder
     Non-registered stockholders holding Common Stock through a bank, broker or other nominee should note that such banks, brokers or other nominees may have different procedures for processing the consolidation than those that would be put in place by the Company for registered stockholders. If you hold your shares with such a bank, broker or other nominee and if you have questions in this regard, you are encouraged to contact your nominee.

Exchange of Stock Certificates
     If the reverse stock split is authorized by the stockholders, and the Board of Directors elects to implement the reverse split, stockholders will be notified as soon as practicable after the effective date that the reverse split has been effected. The Company’s transfer agent will act as “exchange agent” for purposes of implementing the exchange of stock certificates. Holders of pre-reverse split shares will be asked to surrender to the exchange agent certificates representing pre-reverse split shares in exchange for post-reverse split shares, including whole shares to be issued in lieu of fractional shares (if any) in accordance with the procedures to be set forth in a letter of transmittal to be sent by the Company. Until surrender, each certificate representing shares before the reverse stock split would continue to be valid and would represent the adjusted number of shares based on the exchange ratio of the reverse stock split rounded up to the nearest whole share. No new post-reverse split share certificates, including those representing whole shares to be issued in lieu of fractional shares will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent.
     STOCKHOLDERS SHOULD NOT DESTROY ANY PRE-SPLIT STOCK CERTIFICATE AND SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL THEY ARE REQUESTED TO DO SO.
Accounting Consequences
     The par value per share of Common Stock would remain unchanged at $0.001 per share after the reverse stock split. As a result, on the effective date of the reverse split, the stated capital on the Company’s balance sheet attributable to the Common Stock will be reduced proportionally, based on the exchange ratio of the reverse stock split, from its present amount, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share Common Stock net income or loss and net book value will be increased because there will be fewer shares of Common Stock outstanding. We will reclassify prior period per share amounts and the Consolidated Statements of Stockholders’ Equity for the effect of the reverse stock split for any prior periods in our financial statements and reports such that prior periods are comparable to current period presentation. The Company does not anticipate that any other accounting consequences would arise as a result of the reverse stock split.
No Appraisal Rights
     Our stockholders are not entitled to dissenters’ or appraisal rights under either Delaware or California corporate law, respectively, with respect to the proposed amendments to the Certificate to effect the reverse split, and the Company will not independently provide the stockholders with any such right.

Material Federal U.S. Income Tax Consequence of the Reverse Stock Split
     The following is a summary of certain material United States federal income tax consequences of the reverse stock split to the Company’s stockholders. This summary does not purport to be a complete discussion of all of the possible federal income tax consequences of the reverse stock split and is included for general information only. Further, it does not address any state, local or foreign income or other tax consequences. Also, it does not address the tax consequences to stockholders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. Other stockholders may also be subject to special tax rules, including but not limited to: stockholders who received Common Stock as compensation for services or pursuant to the exercise of an employee stock option, or stockholders who have held, or will hold, stock as part of a straddle, hedging, or conversion transaction for federal income tax purposes. This summary also assumes you are a United States holder (defined below) who has held, and will hold, shares of Common Stock as a “capital asset,” as defined in the Internal Revenue Code of 1986, as amended (i.e., generally, property held for investment). Finally, the following discussion does not address the tax consequences of transactions occurring prior to or after the reverse stock split (whether or not such transactions are in connection with the reverse stock split) including, without limitation, the exercise of options or rights to purchase Common Stock in anticipation of the reverse stock split.
     The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. You should consult with your own tax advisor with respect to the tax consequences of the reverse stock split. As used herein, the term United States holder means a stockholder that is, for federal income tax purposes: a citizen or resident of the United States; a corporation or other entity taxed as a corporation created or organized in or under the laws of the United States or any state, including the District of Columbia; an estate the income of which is subject to federal income tax regardless of its source; or a trust that (i) is subject to the primary supervision of a U.S. court and the control of one of more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.
     The following discussion is based on the Code, applicable Treasury Regulations, judicial authority and administrative rulings and practice, all as of the date hereof. The Internal Revenue Service could adopt a contrary position. In addition, future legislative, judicial or administrative changes or interpretations could adversely affect the accuracy of the statements and conclusions set forth herein. Any such changes or interpretations could be applied retroactively and could affect the tax consequences described herein. No ruling from the Internal Revenue Service or opinion of counsel has been obtained in connection with the reverse stock split.

     No gain or loss should be recognized by a stockholder upon such stockholder’s exchange of pre-reverse stock split shares of Common Stock for post-reverse stock split shares of Common Stock pursuant to the reverse stock split. The aggregate tax basis of the post-reverse stock split shares received in the reverse stock split (including any whole share received in exchange for a fractional share) will be the same as the stockholder’s aggregate tax basis in the pre-reverse stock split shares exchanged therefore. The stockholder’s holding period for the post-reverse stock split shares will include the period during which the stockholder held the pre-reverse stock split shares surrendered in the reverse stock split.
THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT THERETO. YOU SHOULD CONSULT YOUR OWN TAX ADVISORS AS TO THE PARTICULAR FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT, IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES.
Required Vote and Recommendation of the Board of Directors
     In accordance with Delaware law and the NASDAQ Marketplace Rules, approval and adoption of an amendment to our amended and restated certificate of incorporation to implement a reverse stock split of our common stock requires the affirmative vote of at least a majority of the Company’s issued and outstanding shares entitled to vote either in person or by proxy at the Special Meeting.
     If you ABSTAIN from voting, it will have the same effect as an AGAINST vote. Broker non-votes will have the same effect as AGAINST votes.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE FOR PROPOSAL NO. 1.
STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF THERMOGENESIS
     The Company has only one class of stock outstanding, its common stock. The following table sets forth certain information as of May 31, 2010, with respect to the beneficial ownership of our common stock for (i) each director, (ii) each Named Executive Officer (NEO), (iii) all of our directors and officers as a group, and (iv) each person known to us to own beneficially five percent (5%) or more of the outstanding shares of our Common Stock. As of May 31, 2010, there were 56,092,960 shares of Common Stock outstanding.

Unless otherwise indicated, the address for each listed stockholder is: ThermoGenesis Corp., 2711 Citrus Road, Rancho Cordova, California 95742. To our knowledge, except as indicated in the footnotes to this table or pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to the shares of common stock indicated.

	Amount and Nature
	of Beneficial
Name and Address of Beneficial Owner	Ownership(1)		Percent of Class

Gruber and McBaine Capital Management, LLC, Jon D. Gruber, J. Patterson McBaine and Eric B. Swergold 50 Osgood Place, Penthouse, San Francisco, CA 94133	5,478,449	(2)	8.8%

Hubert E. Huckel, M.D.	293,667	(3)	*	%

Patrick McEnany	175,158	(4)	*	%

Mahendra Rao, Ph.D., M.D.	46,666	(5)	*	%

J. Melville (Mel) Engle	433,334	(6)	*	%

Matthew T. Plavan	411,666	(7)	*	%

Jorge Artiles	400		*	%

John Chapman, Ph.D.	165,000	(8)	*	%

Menachem (Moni) Shavit	40,000	(9)	*	%

Officers & Directors as a Group (11 persons)	1,565,891		2.7%

*	Less than 1%.

(1)	“Beneficial Ownership” is defined pursuant to Rule 13d-3 of the Exchange Act, and generally means any person who directly or indirectly has or shares voting or investment power with respect to a security. A person shall be deemed to be the beneficial owner of a security if that person has the right to acquire beneficial ownership of the security within 60 days, including, but not limited to, any right to acquire the security through the exercise of any option or warrant or through the conversion of a security. Any securities not outstanding that are subject to options or warrants shall be deemed to be outstanding for the purpose of computing the percentage of outstanding securities of the class owned by that person, but shall not be deemed to be outstanding for the purpose of computing the percentage of the class owned by any other person. Some of the information with respect to beneficial ownership has been furnished to us by each director or officer, as the case may be. Information with respect to each 5% or more stockholder is based solely on Schedule 13G and Schedule 13D filings made with the Securities and Exchange Commission.

(2)	Based solely on a Schedule 13G filed with the SEC on January 29, 2010 on behalf of Gruber & McBaine Capital Management, LLC (“GMCM”), Jon D. Gruber, J. Patterson McBaine and Eric Swergold. GMCM is a registered investment adviser whose clients have the right to receive or the power to direct the receipts of dividends from, or the proceeds from the sale of the stock. Mr. Gruber and Mr. McBaine are the managers, controlling persons, and portfolio managers of GMCM. Collectively, GMCM, Mr. Gruber, Mr. McBaine and Mr. Swergold hold shared voting and dispositive power for 3,691,691 shares. Lagunitas Partners holds shared voting power for 2,904,814 shares. Mr. Gruber and Mr. McBaine hold sole voting and dispositive power for 882,045 and 904,713 shares, respectively. No individual client of GMCM holds more than five percent of the outstanding stock. Lagunitas Partners is an investment limited partnership of which GMCM is the general partner. Lagunitas Partners disclaims beneficial ownership of the securities with respect to its ownership is reposited.

(3)	Includes 210,000 common shares and 83,667 shares issuable upon the exercise of options.

(4)	Includes 107,329 common shares and 67,000 shares issuable upon the exercise of options. Also includes 829 shares owned by McEnany Holding, Inc. Mr. McEnany is the sole shareholder of McEnany Holding, Inc.

(5)	Includes 25,000 common shares and 21,666 common shares issuable upon the exercise of options.

(6)	Includes 200,000 common shares and 233,334 common shares issuable upon the exercise of options.

(7)	Includes 55,000 common shares and 356,666 common shares issuable upon the exercise of options.

(8)	Includes 165,000 common shares issuable upon the exercise of options.

(9)	Includes 40,000 shares issuable upon the exercise of options.
STOCKHOLDER PROPOSALS TO BE PRESENTED AT THE NEXT
THERMOGENESIS ANNUAL MEETING
     Proposals by stockholders intended to be presented at the 2010 Annual Meeting of Stockholders must be received by us not later than July 16, 2010, for consideration for possible inclusion in the proxy statement relating to that meeting. All proposals must meet the requirements of Rule 14a-8 of the Exchange Act.
     For any proposal that is not submitted for inclusion in next year’s proxy statement (as described in the preceding paragraph), but is instead intended to be presented directly at next year’s annual meeting, SEC rules permit management to vote proxies in its discretion if the Company (a) receives notice of the proposal before the close of business on October 15, 2010, and advises stockholders in the next year’s proxy statement about the nature of the matter and how management intends to vote on such matter, or (b) does not receive notice of the proposal prior to the close of business on October 15, 2010.
     Notices of intention to present proposals at the 2010 Annual Meeting should be addressed to the Assistant Corporate Secretary, ThermoGenesis Corp., 2711 Citrus Road, Rancho Cordova, California 95742. The Company reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

TRANSACTIONS OF OTHER BUSINESS AT THE THERMOGENESIS SPECIAL MEETING
     We do not know of any business to be presented for action at the meeting other than those items listed in the notice of the meeting and referred to herein. If any other matters properly come before the meeting or any adjournment thereof, it is intended that the proxies will be voted in respect thereof in accordance with their best judgment pursuant to discretionary authority granted in the proxy.
     ALL STOCKHOLDERS ARE URGED TO EXECUTE THE ACCOMPANYING PROXY AND TO RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE. STOCKHOLDERS MAY REVOKE ANY PROXY IF SO DESIRED AT ANY TIME BEFORE IT IS VOTED.

By	Order of the Board of Directors

Mr. David C. Adams,
Corporate Secretary

June 22, 2010
Rancho Cordova, California

Appendix A
CERTIFICATE OF AMENDMENT
TO THE AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
THERMOGENESIS CORP.
     ThermoGenesis Corp., a corporation organized under and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that:
     FIRST: The name of the Corporation is THERMOGENESIS CORP.
     SECOND: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the Delaware General Corporation Law, adopted resolutions to amend the first paragraph of Article FOURTH of the Amended and Restated Certificate of Incorporation of the Corporation to read in its entirety:
The Corporation is authorized to issue two classes of stock, designated Common Stock, $0.001 par value (“Common Stock”) and Preferred Stock, $0.001 par value. The total number of shares of Common Stock that the Corporation shall have authority to issue is Eighty Million (80,000,000) and the total number of Shares of Preferred Stock that the Corporation shall have authority to issue is Two Million (2,000,000). Effective as of 5:00 pm, Eastern time, on the date this Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware, each [between three (3) and five (5), inclusive] shares of the Corporation’s Common Stock, par value $0.001 per share, issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock, par value $0.001 per share, of the Corporation. No fractional shares shall be issued and, in lieu thereof, any holder of less than one (1) share of Common Stock shall be entitled to receive one (1) whole share of Common Stock, as of the date this Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware.
     THIRD: This Certificate of Amendment to the Restated Certificate of Incorporation was submitted to the stockholders of the Corporation and was duly approved by the required vote of stockholders of the Corporation in accordance with Sections 222 and 242 of the Delaware General Corporation Law.
     IN WITNESS WHEREOF, said Certificate of Amendment to the Restated Certificate of Incorporation has been duly executed by its authorized officer this ___rd day of                     , 2010.

THERMOGENESIS CORP.

Chief Executive Officer